Exhibit 99.1

            Contact:
            Robert J. Hugin                     Brian P. Gill
            Senior VP and CFO                   Senior Director of PR/IR
            Celgene Corporation                 Celgene Corporation
            (908) 673-9102                      (908) 673-9530


                   CELGENE CORPORATION REPORTS RECORD REVENUE
                              AND OPERATING PROFITS


Product Sales Drive Record First Quarter Revenue and Profits:

o   Strong REVLIMID(R) Launch Achieved $32.4 Million in Net Product Sales

o Record THALOMID(R) Net Product Sales Increased 21.3% to $107.2 Million Versus First Quarter 2005

o Market Share Gains Drive Ritalin(R)/Focalin(TM) Revenue Increase of 84.4% to $19.4 Million Versus Prior Year Quarter

Financial Highlights of First Quarter Performance:

o   Total Revenue Increased 61.8% to a Record $181.8 Million

o   Adjusted Operating Income Increased 102.1% to $47.2 Million

o Adjusted R&D Expenditures Increased 26.3% to $50.6 Million Supporting Expanded REVLIMID Clinical Programs

o Adjusted First Quarter Earnings Per Diluted Share Increased 80.0% to $0.09 from $0.05 in First Quarter 2005

REVLIMID (lenalidomide) Regulatory Programs Advanced:

o REVLIMID sNDA Granted Priority Review by FDA for Relapsed or Refractory Multiple Myeloma; PDUFA Date June 30, 2006

o REVLIMID MAA Filing Accepted for Review by EMEA for Relapsed and Refractory Multiple Myeloma

SUMMIT, NJ - (April 27, 2006) - Celgene Corporation (NASDAQ: CELG) announced adjusted net income of $33.7 million, or adjusted earnings per diluted share of $0.09 for the quarter ended March 31, 2006. On a reported basis under U.S. Generally Accepted Accounting Principles (GAAP), Celgene reported net income of $16.0 million, or diluted earnings per share of $0.04, including share-based employee compensation expense, compared to net income in the prior year period of $48.2 million, which included a one-time benefit of $42.6 million from the reversal of certain tax valuation allowance. On a per share basis, diluted earnings per share for the three-month period ended March 31, 2005 were $0.13, including an $0.11 per diluted share one-time benefit resulting from the reversal of certain tax valuation allowances. Total revenue was a record $181.8 million for the quarter ended March 31, 2006, an increase of 61.8% over the same period in 2005 driven by strong THALOMID(R) net sales of $107.2 million, an increase of 21.3% year-over-year, and REVLIMID(R) net sales of $32.4 million. ALKERAN(R) net sales for the first quarter were $18.3 million, compared to $7.7 million in 2005, an increase of 136.4% versus prior year quarter. Revenue from the Focalin(TM) and the Ritalin(R) family of drugs totaled $19.4 million for the quarter, an increase of 84.4% versus same quarter last year.

Adjusted net income and adjusted per share amounts for the three-month period ended March 31, 2006, eliminate the effects of charges for share-based employee compensation expense associated with the adoption of the Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), "Share-Based Payment", (SFAS 123(R)). The impact net of tax of share-based employee compensation expense reduced GAAP diluted earnings per share by $11.1 million, or $0.03 per share. Adjusted net income and per share amounts, for the three-month period ended March 31, 2006 and 2005, also excludes amortization of acquisition intangibles resulting from the acquisition of Penn T Limited, charges for accelerated depreciation expense related to the Company's corporate headquarters relocation, charges to record our share of equity losses in EntreMed, Inc., gains (losses) recorded for changes in the estimated value of our investment in EntreMed, Inc. warrants, and to adjust the income tax provision to reflect a projected cash tax rate of 34.0% and 28.0% for the three-month period ended March 31, 2006 and 2005, respectively.

Adjusted or Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company's basic operations do not meet the GAAP definition of unusual non-recurring items. Adjusted earnings are not, and should not be, viewed as a substitute for GAAP net income. We define adjusted diluted earnings per share amounts as adjusted net income divided by the GAAP weighted average number of diluted shares outstanding. Our definition of adjusted earnings and adjusted diluted earnings per share may differ from others.

To continue building for the future, Celgene significantly increased R&D expenditures. We accelerated the progress of key late-stage regulatory programs, and we continued to advance development of promising compounds in early-stage and preclinical development. We increased R&D investments in multiple Phase II and Phase III programs evaluating REVLIMID across a broad range of hematological cancers with unmet medical needs including: chronic lymphocyte leukemia and non-Hodgkin's lymphoma. In the first quarter of 2006, Celgene incurred adjusted R&D expenses of $50.6 million, representing an increase of 26.3% compared to the year ago quarter. These R&D expenditures support ongoing clinical progress in multiple proprietary development programs for THALOMID, REVLIMID; for other promising immunomodulatory drugs such as CC-4047, CC-11006 and CC-10050; for our lead anti-inflammatory compound, CC-10004, and our kinase and ligase inhibitor programs and placental stem cell program. On a reported GAAP basis R&D expenses were $54.5 million.

Adjusted selling, general and administrative expenses were $54.3 million in the first quarter of 2006 driven primarily by substantially higher marketing and sales expenses related to product launch activities in the United States and headcount growth to support Celgene international expansion in Europe, Japan, Australia and Canada. On a reported GAAP basis selling, general and administrative expenses were $66.9 million.

Celgene reported $772.6 million in cash and marketable securities as of March 31, 2006, an increase of $71.3 million year-over-year and $48.3 million sequentially.

"Our mission to deliver innovative therapies that address significant unmet medical needs continues to drive our growth. I am particularly pleased with the REVLIMID(R) sales results in the first quarter of launch," said Celgene Chairman and Chief Executive Officer John W. Jackson.

FIRST QUARTER COMPANY HIGHLIGHTS:

FIRST QUARTER REGULATORY AND CLINICAL ACHIEVEMENTS:
---------------------------------------------------

o The U.S. Food and Drug Administration (FDA) granted a Priority Review designation to its Supplemental New Drug Application (sNDA) for REVLIMID(lenalidomide) for the treatment of relapsed or refractory multiple myeloma. The Prescription Drug User Fee Act (PDUFA) date is June 30, 2006. Celgene is seeking approval to market REVLIMID in combination with dexamethasone as a proposed indication for the treatment of multiple myeloma patients who have received at least one prior therapy subject to FDA review and approval. Additionally, Celgene anticipates an action by the FDA in response to our sNDA seeking approval to market THALOMID(R) as a treatment for newly diagnosed multiple myeloma by PDUFA date of May 25, 2006.

o The European Medicines Agency (EMEA) accepted for review the Company's Marketing Authorization Application (MAA) for LENALIDOMIDE - CELGENE EUROPE (lenalidomide), submitted in February 2006. The application is based upon the safety and efficacy results of two large randomized pivotal Phase III special protocol assessment trials, North American Trial MM-009 and International Trial MM-010, evaluating lenalidomide plus dexamethasone in multiple myeloma patients who have received at least one prior therapy. Based on a pre-specified interim analysis, both studies achieved the primary endpoint of time to disease progression (TTP) (progression-free survival
    (PFS)) with combination therapy of lenalidomide and dexamethasone over that of placebo and dexamethasone.

o Celgene enhanced its Expanded Access Program to approximately 75 sites throughout North America. This program ensures broad access to REVLIMID to qualified patients with relapsed or refractory multiple myeloma, and will remain open while the REVLIMID sNDA is under review by the FDA.

FIRST QUARTER CORPORATE AND COMMERCIAL ACHIEVEMENTS:
----------------------------------------------------

o The Company announced the election of Rodman L. Drake to its Board of Directors. Mr. Drake is an experienced corporate director and former CEO with more than 30 years of diverse consulting and executive management experience. He has spent most of his career in executive level positions such as Co-Chairman of KMR Power Company, a developer of independent power projects internationally, Chief Executive Officer and Managing Director of Cresap McCormick and Paget, a leading international management consulting firm, and President of The Mandrake Group, a consulting firm specializing in strategy and organizational design. Mr. Drake received a B.A. degree from Yale University and an M.B.A. from Harvard Business School.

o LifebankUSA, a subsidiary of Celgene Cellular Therapeutics (CCT), announced plans for a new service to bank stem cells derived from the placenta to help families take advantage of future potential developments with stem cell therapies. Placental-derived stem cells (PDSCs), which are different from those isolated in cord blood, appear to be highly versatile and have the potential to repair damaged or diseased tissue. In the laboratory, CCT scientists have already successfully created nerve cells, heart cells, cartilage cells, bone cells, and other highly specialized cells from pluripotent stem cells derived from the placenta, making the storage of PDSCs an exciting option with long-term potential.

o The Board of Directors of Celgene approved a two-for-one stock split, payable in the form of a 100 percent stock dividend. The stock split was subject to stockholders' approval to increase the number of authorized shares of stock from 280,000,000 to 580,000,000, an action that was approved at a Special Meeting of the Stockholders on February 16, 2006.

WEBCAST

Celgene will host a conference call to discuss the results and achievements of its first quarter 2006 operating and financial performance on April 27, 2006 at 9:00 a.m. EDT. The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon EDT April 27, 2006 until midnight EDT May 6, 2006. To access the replay, dial 1-800-642-1687 and enter reservation number 7708054.

ABOUT CELGENE

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com.

THIS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, DELAYS, UNCERTAINTIES AND OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE RESULTS OF CURRENT OR PENDING RESEARCH AND DEVELOPMENT ACTIVITIES, ACTIONS BY THE FDA AND OTHER REGULATORY AUTHORITIES, AND THOSE FACTORS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION SUCH AS 10K, 10Q AND 8K REPORTS.

                                      # # #

                               CELGENE CORPORATION
                         Consolidated Financial Results
                                   (Unaudited)
                     (In thousands, except per share data)

CONSOLIDATED STATEMENT OF OPERATIONS DATA
-----------------------------------------

                                                       THREE MONTHS ENDED                            THREE MONTHS ENDED
                                                         MARCH 31, 2006                                MARCH 31, 2005
                                                 GAAP     ADJUSTMENTS         "ADJUSTED"        GAAP     ADJUSTMENTS      "ADJUSTED"
                                              ---------   -----------          ---------     ---------   -----------       ---------
Net product sales                             $ 160,243   $        --          $ 160,243     $  97,645   $        --       $  97,645
Collaborative agreements and other revenue        3,893            --              3,893         5,229            --           5,229
Royalty revenue                                  17,705            --             17,705         9,522            --           9,522
                                              ---------   -----------          ---------     ---------   -----------       ---------
    Total revenue                               181,841            --            181,841       112,396            --         112,396

Cost of goods sold                               30,144          (458)(1)         29,686        12,604            --          12,604
Research and development                         54,524        (3,948)(1)         50,576        40,037            --          40,037
Selling, general and administrative              66,897       (12,551)(1)(2)      54,346        37,806        (1,421)(2)      36,385
                                              ---------   -----------          ---------     ---------   -----------       ---------
    Total costs and expenses                    151,565       (16,957)           134,608        90,447        (1,421)         89,026
                                              ---------   -----------          ---------     ---------   -----------       ---------

Operating income                                 30,276        16,957             47,233        21,949         1,421          23,370

Equity in losses of associated company            3,091        (3,091)(3)             --         4,355        (4,355)(3)          --
Interest and other income (expense), net          3,881          (107)(4)          3,774        (3,552         6,875 (4)       3,323
                                              ---------   -----------          ---------     ---------   -----------       ---------
Income before taxes                              31,066        19,941             51,007        14,042        12,651          26,693

Income tax provision (benefit)                   15,042         2,300 (5)         17,342       (34,172        41,646 (5)       7,474
                                              ---------   -----------          ---------     ---------   -----------       ---------
Net income                                    $  16,024   $    17,641          $  33,665     $  48,214   $   (28,995)      $  19,219
                                              =========   ===========          =========     =========   ===========       =========

PER COMMON SHARE - BASIC AND DILUTED (1)
                                                                                                                           ---------

Net income - basic                            $    0.05   $      0.05          $    0.10     $    0.15   $     (0.09)      $    0.06
                                              =========   ===========          =========     =========   ===========       =========

Net income - diluted                          $    0.04   $      0.05 (6)      $    0.09     $    0.13   $     (0.08) (6)  $    0.05
                                              =========   ===========          =========     =========   ===========       =========

Weighted average shares outstanding-basic       343,966       343,966            343,966       331,225       331,225         331,225
                                              =========   ===========          =========     =========   ===========       =========

Weighted average shares outstanding-diluted     400,699       400,699            400,699       382,216       382,216         382,216
                                              =========   ===========          =========     =========   ===========       =========

CONSOLIDATED BALANCE SHEET DATA
---------------------------------------
                                              MARCH 31,   DECEMBER 31,
                                               2006         2005
                                              ---------   -----------
Cash, cash equivalents & marketable
      securities                              $ 772,577    $ 724,260
Total assets                                  1,296,698    1,246,637
Convertible notes                               399,975      399,984
Stockholders' equity                            695,496      635,775



CELGENE CORPORATION
NOTES TO RECONCILIATION OF GAAP EARNINGS TO "ADJUSTED" EARNINGS
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) To exclude SFAS 123(R) stock-based compensation expense related to stock options.

(2) To exclude the amortizaton of acquisition intangibles resulting from the acquisition of Penn T Limited in the amount of $2,073 in 2006 and $205 in 2005 and to exclude accelerated depreciation expense related to the relocation of the Company's corporate headquarters in the amount of $101 in 2006 and $1,216 in 2005.

(3) To exclude the equity losses and 2005 charge for in-process research and development related to the Company's equity method investment in EntreMed, Inc.

(4) To exclude the charge (gain) recorded for changes in estimated value of the Company's investment in EntreMed, Inc. warrants.

(5) The adjusted income tax provision reflects a projected cash tax rate of 34.0% for 2006 and 28.0% for 2005.

(6) Adjusted diluted per share amounts represent adjusted net income divided by the GAAP weighted average number of diluted shares outstanding.